Exhibit 99.1

June 23, 2015 19:07 UTC

MB Bancorp, Inc. Announces the Appointment of Two New Loan Originators

FOREST HILL, Md.—(BUSINESS WIRE)— MB Bancorp, Inc. (OTC Pink: MBCQ), holding company for Madison Bank of Maryland, a federal savings bank offering a variety of deposit products and loan products secured by real estate, is pleased to announce the appointment of Tiffany Shepherd and Melissa Pfarr as new Loan Originators. They will be responsible for increasing the Bank’s loan production as well as implementing strategies to retain the existing portfolio.

Shepherd brings extensive knowledge and experience in developing new loan business and managing loan portfolios. She joins Madison Bank from One Main Financial (aka CitiFinancial) where she served as Branch Manager in charge of developing new business and establishing production goals. Pfarr also brings a great deal of knowledge and experience in the lending area that will be instrumental in this process. She previously worked at First National Bank of Maryland and Provident Bank (aka M&T Bank).

“The Bank is focused on building its loan portfolio significantly over the next several years, and we look forward to these additions to our staff to help us reach these goals,” said Julia A. Newton, President and Chief Executive Officer.

“Tiffany and Melissa are excellent additions to our mortgage team,” said Diana L. Rohrback, Vice President of Lending of Madison Bank of Maryland. “Together through expertise, leadership and creative, team-oriented approach to problem solving, they will be a tremendous addition as Madison Bank continues to grow.”

About Madison Bank of Maryland

Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford Counties in Maryland. We offer a variety of deposit products and provide loan secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office at 1920 Rock Spring Road, Forest Hill, Maryland 21050 and have two full-service branch offices located in

Aberdeen and Perry Hall, Maryland. Additional information can be obtained at (www.mbofmd.com) or 410-420-9600.

Forward-looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. MB Bancorp intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, market prices for MB Bancorp’s common stock, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in MB Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by MB Bancorp or any other person that results expressed herein will be achieved.

Contacts

MB Bancorp, Inc.

Lisa McGuire-Dick, 410-420-9600

lmcguire-dick@mbofmd.com

or

Julia A. Newton, 410-420-9600

President and Chief Executive Officer

jnewton@mbofmd.com